Exhibit 99.1

February 29, 2008

PRIVATE AND CONFIDENTIAL

Compass Intelligence Southwest

8055 Stale Hwy 173 North

Bandera, TX 78003

Re: Consent to Use of Data

Dear Sir or Madam:

SolarWinds, Inc. (formerly SolarWinds.Net, Inc.) (“SolarWinds’) is contemplating an initial public offering of its Common Stock. In connection with this offering, SolarWinds proposes to file a Form S-1 registration statement (“Registration Statement”) with the Securities and Exchange Commission (“SEC”).

We request your consent to cite, in the Registration Statement and all amendments thereto, certain financial and statistical data believed to be contained in a report titled, “Modeling Operating Units of Multinationals”, and “Firms/Company Demographics by Size Category and Geography, 2006-2011”. Furthermore, given the wide recognition of Compass Intelligence Southwest (“Compass”) as an industry analyst, we also request to cite Compass as the source of such statistics.

If this is acceptable, please indicate your consent to our use of the data and statistics by countersigning this letter. Please email or fax the signed consent to Amanda Borichevsky at (512) 338-5499 or aborichevsky@wsgr.com and return the original via regular mail to SolarWinds’s legal counsel, Wilson Sonsini Goodrich & Rosati, 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, TX 78746-5546, Attention: Amanda Borichevsky. Please call the undersigned at (512) 682-9300 or Joshua Holleman or Amanda Borichevsky of Wilson Sonsini Goodrich & Rosati at (512) 338-5400 with any questions you may have. Given the urgency of this request, your prompt attention to this matter is much appreciated.

Please note that SolarWinds has not made any public announcement of the proposed public offering and appreciates your maintaining the confidentiality of the subject matter of this letter. In order to not jeopardize the offering, it is critical that you keep confidential SolarWinds’s plans with the respect to its initial public offering. Accordingly, please do not discuss the offering with third parties.

CONSENT GRANTED:		Sincerely,

COMPASS INTELLIGENCE		SOLARWINDS

By:	/s/ STEPHANIE ATKINSON	/s/ KEVIN THOMPSON
Name:	Stephanie Atkinson	Kevin Thompson, Chief Financial Officer, Chief Operating Officer and Treasurer
Title:	Managing Partner
Date:	3/3/08